Exhibit 99.1

Safe & Green Holdings Corp. Signs Letter of Intent to Acquire Rock Springs Energy Group

MIAMI, FL / August 5, 2025 – Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green” or the “Company”), a leading developer of sustainable solutions and modular infrastructure, today announced that it has entered into a non-binding Letter of Intent to acquire Rock Springs Energy Group LLC, located in Rock Springs, Wyoming.

The transaction aligns with Safe & Green’s strategic initiative to build a fully integrated oil and gas company that includes exploration, production, refining, and related energy services, alongside its existing focus on sustainable infrastructure development.

Under the terms of the LOI, Safe & Green intends to purchase the refinery and its associated assets, permits, intellectual property, and related documentation. The proposed transaction is subject to a customary due diligence period of 60 days, finalization of a definitive purchase agreement, regulatory approvals, and other closing conditions.

The Company estimates the purchase price for the refinery to be approximately $35 million, with the final amount subject to confirmation through the due diligence process. The transaction is expected to be financed through a combination of debt and equity.

“This LOI reflects our strategic intent to explore opportunities that align with our vision for sustainable infrastructure and domestic energy independence,” said Mike Mclaren, CEO of Safe & Green Holdings Corp. “We look forward to evaluating the full potential of the Rock Springs facility and engaging with ownership to determine a path forward.”

As part of the LOI, the Seller has agreed to a 60-day exclusivity period during which it will not solicit or negotiate with other parties. Both parties have also agreed to maintain confidentiality regarding the terms of the LOI and all due diligence communications.

The LOI is non-binding and subject to the execution of a definitive purchase agreement, anticipated to follow the due diligence phase. The expected transaction timeline includes:

●	LOI Execution: July 28, 2025

●	Due Diligence Completion: 60 days post-execution

●	Definitive Agreement: within 30 days of due diligence completion

●	Closing: within 30 days after execution of the definitive agreement

The proposed acquisition would mark a significant step in Safe & Green’s broader growth strategy, pending successful due diligence and regulatory review.

About Rock Springs Energy Group

Rock Springs Energy Group is a Wyoming-based energy company developing a state-of-the-art modular crude oil distillation and storage facility. Strategically located near the Uinta Basin and key transportation infrastructure. The company specializes in converting low-cost feedstocks into high-value specialty fuels and chemical products such as paraffin, naphtha, and mineral spirits. With a focus on rapid deployment, environmental compliance, and off-take secured operations, Rock Springs Energy Group is positioned to capture market opportunities across the Rocky Mountain region.

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp. (NASDAQ: SGBX) is a purpose-driven company focused on creating scalable infrastructure solutions across energy and construction sectors. The Company is actively building a fully integrated oil and gas platform encompassing exploration, production, refining, and related energy services, while continuing to expand its core business in sustainable building technologies and modular manufacturing. Safe & Green is committed to delivering flexible, fast-to-market solutions that support both traditional and next-generation infrastructure needs.

For more information, visit: www.safeandgreenholdings.com

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the execution of a non-binding letter of intent with Rock Springs Energy Group, LLC. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully complete its due diligence review of Rock Springs Energy Group, the Company’s ability to successfully negotiate and execute definitive documents for the acquisition of Rock Springs Energy Group, the Company’s ability to maintain compliance with NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For investor and media inquiries, please contact:

investors@safeandgreenholdings.com